Exhibit 99.1

TRANS WORLD ENTERTAINMENT ANNOUNCES THE ASSET
ACQUISITION OF WHEREHOUSE ENTERTAINMENT, INC.

Acquisition Expected to be Accretive to Fourth Quarter and Full Year Earnings

Albany, NY, September 14, 2003 – Trans World Entertainment Corporation (Nasdaq National Market: TWMC), a leading retailer of entertainment products, today announced that it has reached agreement in principle to acquire substantially all of the assets of Wherehouse Entertainment, Inc.  Wherehouse, currently operating in Chapter 11 bankruptcy, is a specialty music retailer, which owns and operates 148 stores located primarily in the western United States.  Upon completion of the sale, Trans World expects to retain 113 of the Wherehouse’s best performing stores.  The remaining 35 stores will be liquidated by a joint venture comprised of Hilco Merchant Resources, LLC, Gordon Brothers Retail Partners, LLC and The Ozer Group LLC.  The transaction represents total consideration of $41 million in cash and assumed liabilities.  The transaction is subject to the approval of the U.S. Bankruptcy Court for the District of Delaware and is expected to close in early October 2003.

“These stores represent an excellent fit both strategically and operationally with our free standing format and provide us with a unique opportunity to expand our presence on the west coast and gain significant market share in Los Angeles,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.  “This acquisition further validates our strategic plan of using our strong balance sheet to find financially attractive opportunities as our industry continues to consolidate.“

“The terms and timing of this deal are particularly attractive as we head into the all-important holiday season.  Most importantly, we expect this acquisition to be immediately accretive, adding to our earnings in the fourth quarter and for the year,” added Higgins.

Trans World Entertainment is a leading specialty retailer of music and video products.  The Company currently operates 831 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, www.fye.com.  In addition to its 209 freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Spec’s, Planet Music and Second Spin, the Company also operates 622 mall locations, primarily under the “FYE” (For Your Entertainment) brand.